Exhibit 99.1

VAALCO ENERGY, INC. APPOINTS NEW CHIEF ACCOUNTING OFFICER AND CONTROLLER

HOUSTON – June 11, 2019 – VAALCO Energy, Inc. (NYSE: EGY) today announced the appointment of Jason Doornik as VAALCO’s Chief Accounting Officer and Controller effective June 6, 2019. Elizabeth Prochnow, the Company’s Chief Financial Officer, will relinquish her prior role as the Chief Accounting Officer and Controller.

Mr. Doornik has over 20 years of diversified accounting and finance experience, balanced among large companies and emerging companies as well as public accounting and industry experience.  Prior to joining the Company, Mr. Doornik served as Chief Accounting Officer and Controller of Fairway Energy, a Houston based midstream company, as Corporate Controller for BPZ Resources, Inc. and as a consultant for Sirius Solutions.  Mr. Doornik has held a variety of other senior finance roles such as Financial Reporting Manager of Grant Prideco, Inc. and its successor company, National Oilwell Varco, Inc. and Senior Associate for The Siegfried Group. He began his career with Ernst & Young in the Assurance and Advisory practice starting as a staff level associate and ending as a manager in the assurance practice. From 1987 -1991, Mr. Doornik served as a Unit Supply Specialist in the US Army. Mr. Doornik holds a Bachelor’s degree in Business Administration and a Master’s degree of Professional Accountancy from the University of Texas at Austin.

Cary Bounds, Chief Executive Officer, commented, “We would like to welcome Jason to VAALCO and believe his strong business acumen and extensive accounting experience in the industry make him an excellent addition to our leadership team.”

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, development and production of crude oil. The Company's properties and acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Investor Contact

Al Petrie 713-543-3422